Exhibit 10.6

English translation

For reference only

No.:

Guarantee Contract

(Guarantor as Legal Person or Other Entity)

Bank of Communications

No.:

Guarantee Contract

Important

The Guarantor is advised to read carefully the entire text of this contract, especially those provisions marked with **. Please do not hesitate to contact the Creditor for explanation to any questions that arise.

Guarantor: Changzhou Fulai Real Estate Development Co., Ltd.

Legal Representative (Responsible person): Lai Shing Yip

Legal Address: No. 1-12, West Qin Ye Road, Zhong Lou District

Correspondence Address:

Creditor: Changzhou Branch New District Sub-Branch, Bank of Communications

Responsible person:

Correspondence Address: 10 Hengshan Road, New District

WHEREAS, Changzhou Trina Solar Energy Co., Ltd. (hereinafter referred to as “the Debtor”) and the Creditor have entered into the Loan Contract (No.:             ) (hereinafter referred to as “the Main Contract”), the Guarantor agrees to provide its guarantee over the Creditor’s right under the Main Contract.

This Contract is entered into between the Guarantor and the Creditor after negotiation to clarify their respective rights and obligations.

Article I Creditor’s Right to be Secured

The Guarantor shall secure the Creditor’s right over the principal under the Main Contract:             (currency and amount in words); interest rate:             ; maturity date:             .

Article II Obligations of Guarantee

II. 1	The guarantee under this Contract represents a joint and several liability.

II. 2	The scope of the guarantee covers the principal, interest, compound interest, penalty interest, default penalty, damages and expenses involved in enforcing the Creditor’s right under the Main Contract. The expenses for enforcing the Creditor’s right include but are not limited to call expenses, litigation fees (or arbitration fees), storage fees, notice charges, execution fees, attorney’s fees, travel expenses and other expenses.

II. 3	The term of guarantee shall be two years beginning from the maturity date of the last repayment installment.

The Debtor is entitled to fulfill his repayment obligation in installments under the Main Contract. The term of guarantee shall cover the repayment obligation of each individual installment, and shall start from the maturity date of each repayment installment and end two years after the maturity date of the last installment.

The maturity date for repayment of monies related to establishing bill acceptance, letter of credit or letter of undertaking is the date of advance payment by the Creditor.

If the Creditor requests all debts under the Main Contract to be repaid in advance, the advanced maturity date shall become the maturity date for repayment obligation.

II. 4	In accordance with Article V of the Security Law of the People’s Republic of China, both parties to this Contract enter into the following special agreement: the effectiveness of this Contract shall be independent from that of the Main Contract, and the invalidity of the Main Contract or its related provision(s) shall not affect the validity of this Contract. The Guarantor shall undertake a joint and several liability for repayment or indemnity when the Main Contract becomes invalid.

**Article III Representations and Undertakings by the Guarantor

III. 1	The Guarantor is an independent civil entity duly incorporated and existing with a full capacity to enforce all essential rights, perform in his own name obligations under this Contract, and undertake civil responsibilities.

III. 2	It is the true will of the Guarantor to sign and perform this Contract, and the Guarantor has obtained all the required consent, approval and authorization. There should not be any legal mistake.

III. 3	All the documents, materials and information provided by the Guarantor to the Creditor in the course of execution and performance of this Contract are authentic, accurate, complete and valid.

**Article IV Obligations of Guarantor

IV. 1	If any of the following occurs to the Debtor, the Guarantor shall unconditionally and immediately pay the Creditor all the overdue amounts for the Debtor:

1.	The Debtor does not repay as scheduled the loan principal and interest or monies drawn down for business financing including inward documentary bills, outward documentary bills, outward collection financing, export invoice financing and packing credit;

2.	The Debtor does not repay in full as scheduled the amount the Creditor paid in advance for operations including establishing the letter of credit, bill acceptance and letter of guarantee.

IV. 2	The Guarantor shall assist the Creditor in the supervision and inspection of the former’s business operation and financial status; he shall also provide, upon request by the Creditor, all the financial statements, other materials and information and undertakes that the documents, materials and information provided are authentic, complete and accurate.

IV. 3	The Guarantor shall give the Creditor a written notice thirty days in advance in case of any of the following, and shall not take the following actions before the Creditor’s right under the Main Contract is totally enforced unless consented to in writing by the Creditor:

1.	Sale, disposal as a gift, lease, loan, transfer, mortgage, hypothecation or disposal in some other manner of the major property, or all or most of the property;

2.	Major change in the business operation or the corporate structure, including but not limited to contracting, leasing, joint venture, incorporation reform, shareholding reform, sale of enterprise, merger (acquisition), joint operation (cooperation), divestiture, subsidiary formation, property right transfer, and capital reduction.

VI. 4	The Guarantor shall give a written notice to the Creditor within seven days when any of the following occurs:

1.	Amendment to Articles of Association; changes in business registration such as name of enterprise, legal representative, location, correspondence address or business scope; or decisions which greatly affect financial affairs or human resources;

2.	Intention to apply for bankruptcy, or that the Creditor may or has applied for bankruptcy of the Debtor;

3.	Being involved in major legal action, or that property preservation or other coercive judicial measures have been taken on the principal property;

4.	The Debtor provides guarantee for a third party, resulting in materially adverse consequences on his financial situation or his ability to perform this Contract;

5.	Entering into a contract that is of a material impact on his business operation and financial status;

6.	Cessation of production, going out of business, dissolution of business, suspension of business for regulatory measures, cancellation of business registration or revocation of business license;

7.	Illegal activity/activities found with the legal representative (responsible person) or any of the major managerial staff;

8.	Serious difficulties in business, deterioration of financial situation or any other events that adversely affect the Guarantor in his normal business operation, financial status or repayment ability.

IV. 5	Before the Debtor has fulfilled all its obligation to repay the Creditor as specified in the Main Contract, the Guarantor shall not exercise his right of recourse on the Debtor or any other guarantors granted by this Contract.

IV. 6	The Guarantor shall still undertake the joint and several liability for the said guarantee if the Creditor and the Debtor amend the Main Contract. However, the Guarantor shall only undertake its obligation of guarantee in accordance with the amount, currency, interest rate and term as specified in this Contract unless the Guarantor agrees in written consent to increase the amount, change the currency, increase the interest rate for a non-legal reason, or extend the term of repayment.

**Article V Agreement on Deduction

V. 1	The Guarantor may authorize the Creditor to deduct from the balance in any of his deposit accounts at the Bank of Communications the overdue amount for repayment.

V. 2	After the deduction, the Creditor shall inform the Guarantor of the account number involved in the deduction, the reference number of the Main Contract, the reference number of the Contract of Guarantee, the amount deducted, and the balance of debt.

V. 3	If the deducted amount is found to be insufficient to repay all the debts of the Guarantor, it shall be used first to cover the fee due for the current installment. Should the delay in repayment for the principal and interest last less than 90 days, the balance after the deduction shall be used to repay the interest or penalty interest or compound interest due, and then the principal outstanding. Should the delay in repayment for the principal or the interest exceed 90 days, the balance after the deduction shall be used first to repay the principal outstanding before being used to cover the interest or penalty interest or compound interest due.

V. 4	Should the currency of the amount deducted be different from that of the debt to be repaid, the exchange rate as promulgated by the Bank of Communications upon the date of deduction shall form the basis of conversion.

Article VI Dispute Resolution

Any dispute arising from this Contract should be resolved by the first of the following options. During the course of dispute, the parties concerned shall continue to perform the terms that are not involved in the dispute.

1. Legal action at the court of a local jurisdiction where the Creditor is located.

2. Application for arbitration with                          Arbitration Commission in accordance with their arbitration rules effective at the time of application. The arbitral award shall be final with a binding effect upon both parties concerned.

Article VII Miscellaneous

**VII. 1	The Creditor shall have the right to report to the relevant authority and make it public in the mass media if the Guarantor dodges the supervision by the Creditor, delays repayment of debt under the guarantee, or ill-intentionally avoids the debt.

VII. 2	The Guarantor has read carefully the Main Contract, and has confirmed and accepted all the provisions therein.

VII. 3	This Contract shall come into effect upon the signature (or seal) by the legal representatives (responsible persons) or authorized representatives of both parties, with their respective common seals affixed hereto.

VII. 4	This Contract is executed in four original counterparts. Each of the Guarantor, the Creditor and the Debtor shall hold one counterpart.

Article VIII Other Items Agreed On

The Guarantor has read all the above provisions; the Creditor has made the corresponding explanations in response to the request by the Guarantor; and the Guarantor has no objection to all the particulars of this Contract.

Guarantor (Common Seal):	Creditor (Common Seal):

Changzhou Fulai Real Estate	Changzhou Branch New District Sub-Branch,
Development Co., Ltd. (Seal)	Bank of Communications (Seal)

Legal Representative (Responsible Person) or	Responsible Person or Authorized
Authorized Representative	Representative
(Signature or Seal):	(Signature or Seal):

(Seal)	(Seal)

Date Signed:	Date Signed:

Schedule

No.	Date of Agreement	Amount	Purpose	Term	Interest Rate	Guarantor

1	June 20, 2005	RMB20.0 million	fixed asset investment	June 20, 2005 to June 20, 2008	0.576% per month	Changzhou Fulai Property Development Co., Ltd.

2	July 7, 2005	RMB20.0 million	fixed asset innovation	July 7, 2005 to July 7, 2008	0.576% per month	Changzhou Fulai Property Development Co., Ltd.